Exhibit 4(c)
AMENDMENT NO. 1
TO
PPL EMPLOYEE STOCK OWNERSHIP PLAN

WHEREAS, PPL Services Corporation (“PPL”) has adopted the PPL Employee Stock Ownership Plan (“Plan”) effective January 1, 2000; and
WHEREAS, the Plan was amended and restated effective December 1, 2016, and
NOW, THEREFORE, the Plan is hereby amended as follows:
I.Effective October 1, 2017, Section 7.5, Termination of Employment, is amended to read as follows:

ARTICLE VII
DISTRIBUTION

7.5    Termination of Employment. Upon a Participant's retirement or other termination of employment with PPL and all Affiliated Companies, he shall be entitled to receive his interest in the Fund. Subject to Subsection 7.7(c), (a) if the value of his interest in the Fund exceeds $5,000 ($1,000 effective March 28, 2005), his interest shall not be paid to him or applied for his benefit until (1) he consents in writing to such payment or application, or (2) he attains his 65th birthday or (3) he dies; whichever occurs first; (b) otherwise, his interest shall be paid to him or applied for his benefit in a single sum on or before the close of the first calendar quarter next following the calendar quarter in which such termination takes place.

II.    Except as provided in this Amendment No. 1, all other provisions of the Plan shall remain in full force and effect.
IN WITNESS WHEREOF, this Amendment No. 1 is executed this _____ day of _______________, 2017.

Employee Benefit Plan Board

By: __________________________________
Julissa Burgos
Chair, Employee Benefit Plan Board

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